FILED
MAY 12 2008
STATE TREASURER

New Jersey Division of Revenue

Certificate of Amendment

Limited Liability Company

1.	The name of the Limited Liability Company is TRICAT, L.L.C.

2.	The Identification Number of the Limited Liability Company is 0600080390.

3.	The Certificate of Formation is amended as follows:

FIRST:              The name of the Limited Liability Company is Health Diagnostics of New Jersey, L.L.C.

4.	The Effective Date is upon filing.

5.	The undersigned represents that this filing complies with State law as detailed in NJSA 42 and that he is authorized to sign this form behalf of the Limited Liability Company.

Dated: May 9th, 2008.
/s/ Bradford Peters
Bradford Peters, Authorized Signatory

FILED
DEC 21 1999
State Treasurer

CERTIFICATE OF FORMATION

OF

TRICAT, L.L.C.

Signed by the undersigned, for the purpose of forming a limited liability company under the New Jersey Limited Liability Act, N.J.S.A. 42:2B-l, et seq, (the “Act”):

FIRST:            The name of the limited liability company is “Tricat, L.L.C.” (the “Company”).

SECOND:       The purposes for which the Company is organized are to engage in any activity within the purposes for which limited liability companies may be organized under the Act.

THIRD:           The address of the Company's initial registered office and the name of the Company's initial registered agent at such address is:

Nicolas F. Mongello
3840 Park Avenue
Edison, New Jersey 08820

FOURTH:        The Company shall have a perpetual existence.

FIFTH:             The Company has one (1) or more members.

IN WITNESS WHEREOF, this Certificate of Formation has been signed this twentieth day of December, 1999.

/s/ James V. Hetzel
James V. Hetzel, Esq.